Exhibit 99

Contact:	Jacob Inbar
President and Chief Executive Officer,
(805) 388-1345, Ext. 201

FOR IMMEDIATE RELEASE

AML COMMUNICATIONS REPORTS FIRST QUARTER RESULTS

-Defense Contracts Boost Sales and Profits-

CAMARILLO, California – August 7, 2003 — AML Communications, Inc. (AMLJ.OB) today announced results for the first quarter ended June 30, 2003.

Net sales for the quarter were $1.54 million compared with $1.33 million for the same period a year earlier.  The Company reported a net income for the quarter of $223,000 or $0.03 per share, compared with a net loss of $16,000 or $0.00 per share, for the same period a year ago.

Jacob Inbar, president and chief executive officer, said: “We are very pleased with the results of the quarter. Sales of our Defense serving, Microwave Integrated Circuit Amplifiers and Sub-systems continue to grow, representing over 98% of net sales during the quarter. This, coupled with significant cost cutting undertaken in earlier periods have returned the company to profitability.”

AML Communications is a designer, manufacturer and marketer of Amplifiers and Sub-systems that address the Defense microwave markets. The Company’s Web site is located at http://www.amlj.com

AML COMMUNICATIONS, INC.

Selected Financial Information

(In $000’s, except for per share information)

INCOME STATEMENTS:

(Unaudited)

	Three Months Ended June 30,
	2003	2002
Net sales	$1,548	$1,332
Cost of goods sold	831	708
Gross profit	717	624
Operating expenses:
Selling, general & administrative	265	300
Research and development	199	322
Total operating expenses	464	622

Operating income	253	2
Other expense, net	30	18
Income (loss) before provision for income taxes	223	(16)
Provision (benefit) for income taxes	—	—
Net income (loss)	$223	$(16)

Basic and diluted earnings (loss) per share	$0.03	$0.00
Weighted average common shares outstanding	7,829	7,829

AML COMMUNICATIONS, INC.

Selected Financial Information

(In $000’s, except for per share information)

BALANCE SHEETS:

	(Unaudited)	(Audited)
	June 30, 2003	March 31, 2003

Current assets:
Cash, cash equivalents and marketable securities	$54	$195
Accounts receivable, net	1,147	609
Inventories	975	1,059
Other current assets	117	135
Total current assets	2,293	1,998

Property and equipment, net	553	636
Other assets	43	43
Total assets	$2,889	$2,677

Current liabilities:
Accounts payable	$463	$568
Line of credit	661	482
Accrued expenses	284	403
Current portion of capital lease obligations	155	168
Total current liabilities	1,563	1,621
Notes payable-officer	150	50
Capital lease obligations, net	74	126
Stockholders’ equity	1,102	880
Total liabilities and stockholders’ equity	$2,889	$2,677

For further information please contact: Jacob Inbar, Chief Executive Officer, AML Communications, Inc. +1-805-388-1345, jinbar@amlj.com